KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 28, 2024, with respect to the financial statements and financial highlights of WBI BullBear Value 3000 ETF, WBI BullBear Yield 3000 ETF, WBI BullBear Quality 3000 ETF, and WBI Power Factor High Dividend ETF, four funds constituting Absolute Shares Trust, as of June 30, 2024, and for the respective years or periods presented therein, incorporated herein by reference. We also consent to the references to our firm under the headings “Financial Highlights” and “Other Services Providers - Independent Registered Public Accounting Firm” in the prospectus and “Other Service Providers - Independent Registered Public Accounting Firm” in the statement of additional information.

New York, New York
October 24, 2024